Exhibit 99.2

Graf Acquisition Corp. IV Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

The Woodlands, Texas – June 2, 2021 – Graf Acquisition Corp. IV (NYSE: GFOR) (the “Company”) today announced the closing of the issuance of an additional 2,161,500 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering, representing 96.1% of the total over-allotment option. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $21,615,000 to the Company and bringing the total gross proceeds of the initial public offering to $171,615,000.

Led by James Graf, Gus Garcia, Lewis Silberman, Anantha Ramamurti, Anthony Kuznik and Sabrina McKee, the Company expects to focus on all industries that meet its business combination criteria and that leverages the management team’s relationships, experience and insight, including without limitation, targets in industries such as mobility, technology, transportation, new energy, software, infrastructure, consumer, defense and cybersecurity, business and real estate services, financial and data services, healthcare, diversified industrial manufacturing, technology, distribution and services, as well as companies that help to address evolving environmental, social and governance (“ESG”) related issues.

J.P. Morgan and Oppenheimer & Co. acted as book-running managers for the offering.

The offering was made only by means of a prospectus. copies of the prospectus relating to this offering may be obtained from J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 1-866-803-9204), or by email at prospectus-eq_fi@jpmchase.com and Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by calling (212) 667-8055, or by emailing EquityProspectus@opco.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

James A. Graf

Chief Executive Officer

Graf Acquisition Corp. IV

(346) 442-0819

james@grafacq.com